Contacts:
Ligand Pharmaceuticals Incorporated	LHA Investor Relations
Patrick O'Brien	Bruce Voss
Email: investors@ligand.com	Email: bvoss@lhai.com
Phone: (858) 550-7893	Phone: (310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports Fourth Quarter and Full Year 2019 Financial Results

Conference Call and Webcast with Slides Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (February 6, 2020) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2019, and provided an operating forecast and program updates. Ligand management will host a conference call and webcast with accompanying slides today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“Ligand made tremendous progress during 2019 in areas that will drive our future success, including new license agreements, outstanding revenue performance driven by record revenue for Captisol and Kyprolis royalties, expansion of our proprietary technology platforms and continued investment in internal programs,” said John Higgins, Chief Executive Officer of Ligand. “Last year we entered into nine OmniAb® licensing transactions, reported positive Phase 1 results with Captisol-enabled Iohexol, bolstered our technology assets with the acquisition of an antigen design company, and advanced five internal immuno-oncology programs.”

“Partners secured regulatory approvals during the year and we now have 13 partnered products contributing to royalty revenues, with as many as eight more potential approvals over the next three years. The first of 12 OmniAb programs currently in human trials entered pivotal testing in 2019.”

“From a financial perspective, revenues exceeded the guidance we introduced last March after we monetized our Promacta® assets for $827 million. That transaction was transformative for Ligand and provided significant cash for M&A activities and share repurchases. Over the past 18 months we have retired close to 25% of our outstanding shares through open-market repurchases which, all other things being equal, would result in future cash flow and profits per share increasing more than 30% given the new lower share count.”

Higgins concluded, “As we move into 2020, we believe Ligand is well-positioned as a financial growth company driven by innovative technologies that enable partners to develop drugs. We are optimistic about our outlook, specifically in terms of EBITDA margin expansion, earnings growth and cash flow. For 2020 we forecast 14% organic revenue growth and 35% organic growth in adjusted diluted EPS, after factoring in the divestiture of Promacta in early 2019.”

Fourth Quarter 2019 Financial Results

Total revenues for the fourth quarter of 2019 were $27.0 million, compared with $59.6 million for the same period in 2018. Royalties in the fourth quarter of 2019 were $11.0 million and primarily consisted of royalties from Kyprolis® and EVOMELA®. Royalties in the fourth quarter of 2018 were $40.2 million and included $31.0 million in royalties from Promacta®, which was sold to Royalty Pharma as of March 6, 2019 for $827 million. Ligand did not receive any Promacta royalties in the fourth quarter of 2019 and will not receive any Promacta royalties going forward. Material sales were $7.1 million, compared with $10.1 million for the same period in 2018 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $8.8 million, compared with $9.3 million for the same period in 2018.

Cost of material sales was $1.9 million for the fourth quarter of 2019, compared with $3.0 million for the same period in 2018. Amortization of intangibles was $6.3 million, compared with $3.5 million for the same period in 2018, with the increase due to accelerated amortization of the glucose receptor antagonist (GRA) asset. Research and development expense was $18.7 million, compared with $8.8 million for the same period of 2018, with the increase due to non-cash amortization of the upfront investments in the Palvella and Novan programs. General and administrative expense was $10.3 million, compared with $11.2 million for the same period in 2018, which included Vernalis acquisition-related expenses.

Net loss for the fourth quarter of 2019 was $(7.4) million, or $(0.43) per share, compared with net loss of $(42.5) million, or $(2.02) per share, for the same period in 2018. The net loss for both periods was impacted by a non-cash unrealized change in the value of Ligand’s investment in Viking Therapeutics of $8.5 million and $(74.0) million, respectively. Adjusted net income for the fourth quarter of 2019 was $12.9 million, or $0.71 per diluted share, compared with adjusted net income of $39.0 million, or $1.70 per diluted share, for the same period in 2018. See the table below for a reconciliation of net income (loss) to adjusted net income.

As of December 31, 2019, Ligand had cash, cash equivalents and short-term investments of approximately $1.0 billion. During the fourth quarter of 2019 Ligand used approximately $82 million in cash to repurchase approximately 760,000 shares.

Full Year 2019 Financial Results
Total revenues for 2019 were $120.3 million, compared with $251.5 million for 2018. Royalties were $47.0 million, compared with $128.6 million for 2018. Royalties for 2019 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA and do not include contribution from Promacta after March 6, 2019, whereas 2018 royalties included the full year of Promacta royalties. Material sales were $31.5 million, compared with $29.1 million for 2018 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $41.8 million, compared with $93.8 million for 2018, which included a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement as well as a $20 million upfront payment upon the licensing of Ligand’s GRA program.

Cost of material sales was $11.3 million for 2019, compared with $6.3 million for 2018, with the increase due primarily to higher sales and mix of Captisol sales in 2019. Amortization of intangibles was $16.9 million, compared with $15.8 million for 2018. Research and development expense was $55.9 million, compared with $27.9 million for 2018, with the increase due to costs associated with the VDP research team and non-cash amortization of the upfront investments in the Palvella and Novan programs. General and administrative expense was $41.9 million, compared with $37.7 million for 2018, with the increase due to costs associated with recent acquisitions and non-cash share-based compensation expense.

Net income for 2019 was $629.3 million, or $31.85 per diluted share, compared with net income of $143.3 million, or $5.96 per diluted share, for 2018. Net income for 2019 was impacted by an after-tax gain of approximately $642.6 million on the sale of Ligand's Promacta license to Royalty Pharma. Adjusted net income for 2019 was $61.0 million, or $3.09 per diluted share, compared with adjusted net income of $166.9 million, or $7.15 per diluted share, for 2018.

2020 Financial Guidance

Ligand is providing guidance for 2020 with total revenues expected to be approximately $121 million, which includes royalties of approximately $38 million, material sales of approximately $35 million and license fees and milestones of approximately $48 million. Ligand notes that with total revenues of $121 million, adjusted earnings per diluted share would be approximately $3.40. This compares to 2019 adjusted revenue of $106.1 million and adjusted EPS of $2.52, excluding the impact of Promacta in 2019.

Fourth Quarter 2019 Highlights

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•On December 10, Amgen announced additional results from the primary analysis of the Phase 3 CANDOR study evaluating Kyprolis in combination with dexamethasone and DARZALEX® (daratumumab) compared to Kyprolis and dexamethasone alone in patients with relapsed or refractory multiple myeloma. The data were presented in a late-breaking abstract session at the 61st American Society of Hematology Annual Meeting & Exposition (ASH).

Additional Pipeline and Partner Developments

•Viking Therapeutics, Inc. announced the initiation of a Phase 2b clinical trial of VK2809, its novel liver-selective thyroid hormone receptor beta agonist, in patients with biopsy-confirmed non-alcoholic steatohepatitis.
•Palvella Therapeutics, Inc. announced that the Phase 3 pivotal portion of the seamless Phase 2/3 VALO study of PTX-022 (QTORIN™ 3.9% rapamycin anhydrous gel) for the treatment of patients with Pachyonychia congenita had commenced.
•Sage Therapeutics launched ZULRESSO™ (brexanolone) Injection, the first and only treatment specifically indicated for postpartum depression. ZULRESSO utilizes Captisol in its formulation.
•Sage announced the investigational new drug (IND) application for SAGE-689, a potential therapy for disorders associated with GABA hypofunction, was cleared by U.S. FDA and Sage expects to commence dosing in a Phase 1 clinical trial in healthy volunteers in 2020.
•Retrophin, Inc. announced new data from the Phase 2 DUET study examining the impact of sparsentan on quality of life in patients with focal segmental glomerulosclerosis, at the American Society of Nephrology Kidney Week 2019.
•Marinus Pharmaceuticals, Inc. announced that results from its Phase 2 trial of ganaxolone in refractory status epilepticus were presented at the Neurocritical Care Society 17th annual meeting.
•Verona Pharma plc announced that it has randomized the last patient in its Phase 2b dose-ranging study evaluating the effect of nebulized ensifentrine as an add-on to treatment with a long-acting bronchodilator in patients with moderate-to-severe chronic obstructive pulmonary disease.
•Aptevo announced that OmniAb-derived APVO436 is being evaluated in a Phase 1/1b clinical study in patients with acute myeloid leukemia and high-grade myelodysplastic syndrome. Aptevo expects to report ongoing progress from this study over the next several quarters as clinical data emerge.
•Daiichi Sankyo announced positive results from the ESAX-DN Phase 3 study in Japan of esaxerenone in patients with diabetic nephropathy in a late-breaking poster presentation at the American Society of Nephrology Kidney Week 2019.
•Immunovant announced that it initiated dosing in ASCEND-GO 2, a multicenter, randomized, masked, placebo-controlled Phase 2b clinical trial evaluating IMVT-1401 in patients with moderate-to-severe active Graves’ ophthalmopathy. IMVT-1401 is a fully human monoclonal antibody that selectively binds to and inhibits the neonatal Fc receptor, and is designed to be delivered by subcutaneous injection.
•Aldeyra Therapeutics announced positive topline results from Part 1 of its Adaptive Phase 3 RENEW trial of topical ocular reproxalap in patients with dry eye disease.
•Marinus Pharmaceuticals, Inc. announced additional data from its open-label, dose-finding Phase 2 study evaluating intravenous ganaxolone in patients with refractory status epilepticus. The results were presented at the American Epilepsy Society annual meeting.
•CStone Pharmaceuticals announced that CS1001, its anti-PD-L1 antibody, demonstrated promising antitumor activity with a complete response rate of 33.3% and a good safety profile in patients with relapsed or refractory extranodal natural killer/T-cell lymphoma.

•Sanofi presented pivotal data from its Phase 3 study of sutimlimab in patients with cold agglutinin disease at ASH in a late-breaker session.

Business Development and Corporate Highlights

•Ligand presented positive results from its Phase 1 clinical trial of its Captisol-enabled (CE) Iohexol program at American Society of Nephrology Kidney Week 2019. The CE-Iohexol program was established in January 2018 to develop a Captisol-enabled, next-generation contrast agent for diagnostic imaging with a reduced risk of renal toxicity.
•Ligand announced a worldwide OmniAb license agreement with Sanofi under which Sanofi will be able to use Ligand’s full OmniAb antibody discovery platform including OmniRat®, OmniFlic®, OmniMouse®, OmniChicken® and OmniClic™, in addition to Ligand’s patented antigen technology.
•Ligand acquired Ab Initio for $12 million. Ab Initio is an antigen-discovery company based in South San Francisco, California. Antigen design and preparation are the first steps necessary for the discovery of therapeutic antibodies.
•Ligand announced that two members of its Board of Directors, Nancy Gray and Sarah Boyce, had been named to WomenInc. magazine’s 2019 Most Influential Corporate Directors list.
•Ligand focused on adopting and implementing policies and practices aimed at improving its environmental sustainability, positively impacting its social community and maintaining and cultivating good corporate governance. By focusing on such environmental, social and governance (ESG) policies and practices, Ligand believes it can effect a meaningful, positive change in its community and maintain its open, collaborative corporate culture. Ligand expects to continue its proactive shareholder engagement and to refine its ESG policies and practices in 2020.

Use of Non-GAAP Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, amortization of commercial license and other economic rights, changes in contingent liabilities, acquisition and integration costs, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, unissued shares relating to its Senior Convertible Notes, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release.

However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call and Webcast

Ligand management will host a conference call and webcast with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate in the call via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 1150048. To participate in the call via live or replay webcast, a link is available at www.ligand.com. The conference call slides are available here.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to advance its business model and drive growth; the number of additional partnered products that may be approved over the next three years; Ligand’s expectations outlook on EBITDA margin, revenue and earnings growth and cash flow; Ligand’s entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2020 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2020; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Amgen, Acrotech Biopharma, Sage Therapeutics or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma and CASI Pharmaceuticals product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Royalties	$11,045	$40,213	$46,976	$128,556
Material sales	7,132	10,093	31,489	29,123
License fees, milestones and other revenues	8,826	9,284	41,817	93,774
Total revenues	27,003	59,590	120,282	251,453
Operating costs and expenses:
Cost of material sales	1,937	2,955	11,347	6,337
Amortization of intangibles	6,304	3,483	16,864	15,792
Research and development	18,664	8,840	55,908	27,863
General and administrative	10,277	11,163	41,884	37,734
Total operating costs and expenses	37,182	26,441	126,003	87,726
Gain from sale of Promacta license	—	—	812,797	—
Income (loss) from operations	(10,179)	33,149	807,076	163,727
(Loss) gain from Viking	8,480	(74,019)	2,888	50,187
Interest expense, net	(2,994)	(15,255)	(7,315)	(34,277)
Other expense, net	(3,482)	(664)	(6,010)	(6,307)
Total other income (expense), net	2,004	(89,938)	(10,437)	9,603
Income (loss) before income taxes	(8,175)	(56,789)	796,639	173,330
Income tax benefit (expense)	810	14,307	(167,337)	(30,009)
Net (loss) income:	$(7,365)	$(42,482)	$629,302	$143,321

Basic net income (loss) per share	$(0.43)	$(2.02)	$33.13	$6.77
Shares used in basic per share calculation	17,243	21,071	18,995	21,160

Diluted net income (loss) per share	$(0.43)	$(2.02)	$31.85	$5.96
Shares used in diluted per share calculation	17,243	21,071	19,757	24,067

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,011,532	$718,381
Investment in Viking	58,335	55,448
Accounts receivable, net	30,387	55,850
Inventory	7,296	7,124
Income tax receivable	11,361	142
Derivative asset	—	22,576
Other current assets	4,734	11,019
Total current assets	1,123,645	870,540

Deferred income taxes, net	—	46,521
Goodwill and other identifiable intangible assets, net	305,677	306,439
Commercial license and other economic rights, net	20,090	31,460
Operating lease right-of-use assets	10,353	—
Other assets	9,542	5,843
Total assets	$1,469,307	$1,260,803

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	12,256	23,383
Current contingent liabilities	2,607	5,717
Derivative liability	—	23,430
2019 convertible senior notes, net	—	26,433
Deferred revenue	2,139	3,286
Total current liabilities	17,002	82,249

2023 convertible senior notes, net	638,959	609,864
Long-term contingent liabilities	6,335	6,825
Long-term operating lease liabilities	9,970	—
Deferred income taxes, net	7,329	—
Other long-term liabilities	22,480	951
Total liabilities	702,075	699,889

Total stockholders' equity	767,232	560,914
Total liabilities and stockholders' equity	$1,469,307	$1,260,803

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Net (loss) income	$(7,365)	$(42,482)	$629,302	$143,321
Adjustments:
Share-based compensation expense	6,300	6,010	24,515	20,847
Non-cash interest expense (1)	7,426	18,799	29,988	43,961
Amortization related to acquisitions and intangible assets	6,304	3,483	16,864	17,792
Amortization of commercial license and other economic rights (2)	15,323	(526)	25,371	(1,933)
Change in contingent liabilities (3)	(774)	(165)	(2)	3,473
Acquisition and integrations costs (4)	—	1,006	445	1,006
Loss (gain) from Viking	(8,480)	74,019	(2,888)	(50,187)
Realized gain from Viking	—	—	—	3,107
Other (5)	(823)	1,443	1,805	4,140
Income tax effect of adjusted reconciling items above	(5,060)	(22,560)	(20,402)	(8,752)
Deferred tax asset adjustment (6)	—	649	—	649
Excess tax benefit from share-based compensation (7)	—	(716)	(1,371)	(8,904)
Valuation allowance release (8)	—	—	—	(1,666)
	12,851	38,960	703,627	166,854
Gain from sale of Promacta license, net of tax (9)	—	—	(642,615)	—
Adjusted net income	$12,851	$38,960	$61,012	$166,854
Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share	$(0.43)	$(2.02)	$31.85	$5.96
Adjustments:
Share-based compensation expense	0.36	0.29	1.24	0.87
Non-cash interest expense (1)	0.43	0.89	1.52	1.83
Amortization related to acquisitions and intangible assets	0.37	0.16	0.85	0.74
Amortization of commercial license and other economic rights (2)	0.89	(0.02)	1.28	(0.08)
Change in contingent liabilities (3)	(0.04)	(0.01)	—	0.14
Acquisition and integrations costs (4)	—	0.05	0.02	0.04
(Gain)/Loss from Viking	(0.49)	3.51	(0.15)	(2.09)
Realized gain from Viking	—	—	—	0.13
Other (5)	(0.06)	0.07	0.11	0.17
Income tax effect of adjusted reconciling items above	(0.29)	(1.07)	(1.03)	(0.36)
Deferred tax asset adjustment (6)	—	0.03	—	0.03
Excess tax benefit from share-based compensation (7)	—	(0.03)	(0.07)	(0.37)
Valuation allowance release (8)	—	—	—	(0.07)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	(0.03)	(0.15)	—	—
2019 Senior Convertible Notes share count adjustment	—	—	—	0.21
	0.71	1.70	35.62	7.15
Gain from sale of Promacta license, net of tax (9)	—	—	(32.53)	—
Adjusted diluted net income per share	$0.71	$1.70	$3.09	$7.15

GAAP - weighted average number of common shares - diluted	17,243	21,071	19,757	24,067
Add: shares excluded due to anti-dilutive effect on GAAP net loss	756	1,907	—	—
Less: 2019 Senior Convertible Notes share count adjustment	—	—	—	(693)
Adjusted weighted average number of common shares - diluted	17,999	22,978	19,757	23,374

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended December 31, 2019, the amounts represent (i) the amortization of commercial license and other economic rights to research and development expenses in the amount of $10.4 million; plus (ii) acceleration of amortization of a commercial license rights asset in the amount of $5.1 million; partially offset by (iii) accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue in amount of $0.2 million. For the twelve months ended December 31, 2019, the amounts represent (i) the amortization of commercial license and other economic rights to research and development expenses and revenue in the amounts of $19.5 million and $0.7 million, respectively, plus (ii) acceleration of amortization of a commercial license rights asset in the amount of $5.1 million. For the three and twelve months ended December 31, 2018, the amounts represent the accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Vernalis plc.

(5) Amounts represent market to market adjustments associated with our equity investment in Retrophin, Seelos and Nucorion, net of amounts due to a third party licensor, and net change in fair value of derivatives.

(6) Deferred tax asset adjustments for the three and twelve months ended December 31, 2018 relate primarily to the reduction in the U.S. corporate income tax rate from 35% to 21% beginning in 2018.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Amount represents release of a valuation allowance relating to our investment in Viking Therapeutics during the first quarter of 2018.

(9) Amounts represent gain from sale of Promacta license, net of tax.

LIGAND PHARMACEUTICALS INCORPORATED
SUPPLEMENTAL ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

Year ended December 31, 2019
Consolidated revenue	$120,282
Less: royalty revenue from Promacta	(14,193)
Adjusted consolidated revenue	$106,089

Adjusted net income	$61,012
Less: royalty revenue from Promacta	(14,193)
Add: tax effect of the royalty revenue from Promacta	3,013
Adjusted net income excluding royalty revenue from Promacta	$49,832

Adjusted net income per diluted share, excluding royalty revenue from Promacta	$2.52

GAAP - weighted average number of common shares - diluted	19,757

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